Preliminary Terms To prospectus dated November 16, 2020 and product supplement for review notes dated November 16, 2020 and index supplement dated November 16, 2020	Preliminary Terms No. 714 Registration Statement Nos. 333-250103; 333-250103-01 Dated February 2, 2021; Rule 433

Structured Investments	Morgan Stanley Finance LLC Review Notes Linked to the S&P 500® Index due February 8, 2023 Fully and Unconditionally Guaranteed by Morgan Stanley Principal at Risk Securities

General

●	The securities are designed for investors who seek to potentially earn a fixed positive return if, on the Review Date, the Index Closing Level of the S&P 500® Index is at or above the Call Level, or a return reflecting the appreciation of the S&P 500® Index if the securities are not called prior to maturity and the Ending Average Index Level is greater than the Initial Index Level. If the securities are not automatically called prior to maturity, and the Ending Average Index Level is greater than the Initial Index Level, investors will receive a return reflecting the appreciation of the Index. If the securities are not automatically called prior to maturity, and the Ending Average Index Level is equal to or less than the Initial Index Level, but has not decreased by more than the Buffer Amount of 15%, investors will receive their principal at maturity. However, if the Index declines by more than 15% from the Initial Index Level to the Ending Average Index Level, investors will lose 1.1765% for every 1% decline beyond the Buffer Amount. There is no minimum payment at maturity on the securities. Investors in the securities must be willing to accept this risk of loss of principal, and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a fixed payment if the securities are called prior to maturity.
●	The Review Date, and therefore the only date on which a call may be initiated, is February 18, 2022.
●	Senior unsecured obligations of Morgan Stanley Finance LLC (“MSFL”), fully and unconditionally guaranteed by Morgan Stanley, maturing February 8, 2023†.
●	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
●	The securities are expected to price on or about February 5, 2021 and are expected to settle on or about February 10, 2021.

Terms

Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Principal Amount:	$1,000 per security
Index:	The S&P 500® Index (the “Index”)
Automatic Call:	If the Index Closing Level on the Review Date is greater than or equal to the Call Level, the securities will be automatically called for a cash payment per security of $1,095.80, as set forth below.
Call Level:	100% of the Initial Index Level.
Payment if called:

If the securities are called, for every $1,000 Principal Amount security, you will receive a payment of $1,000 plus the product of $1,000 and the fixed call premium, calculated as follows:

• 9.58% x $1,000 if called on the Review Date

Payment at Maturity:

If the securities are not automatically called prior to maturity and the Ending Average Index Level has increased from the Initial Index Level, you will receive a payment at maturity for each $1,000 Principal Amount security, calculated as follows:

$1,000 + ($1,000 × Index Return)

If the securities are not automatically called prior to maturity and the Ending Average Index Level is equal to the Initial Index Level or has declined by an amount less than or equal to the Buffer Amount of 15% from the Initial Index Level, you will receive the Principal Amount of your securities at maturity.

If the securities are not automatically called prior to maturity and the Ending Average Index Level declines by more than the Buffer Amount of 15% from the Initial Index Level, you will lose 1.1765% of the Principal Amount of your securities for every 1% decline below 85% of the Initial Index Level, and your payment per $1,000 Principal Amount security will be calculated as follows:

$1,000 + [$1,000 x (Index Return + 15%) × Downside Factor]

If the securities are not called and the Index Return reflects a decline of the Index by more than 15%, you will lose some or all of your investment. There is no minimum payment at maturity, and you could lose your entire investment.

Buffer Amount:	15%
Downside Factor:	1.1765
Index Return:	The performance of the Index from the Initial Index Level to the Ending Average Index Level calculated as follows:
Ending Average Index Level – Initial Index Level Initial Index Level

Initial Index Level:	The Index Closing Level on the Pricing Date.
Ending Average Index Level:	The arithmetic average of the Index Closing Levels on each of the five Averaging Dates.
Review Date†:	February 18, 2022
Averaging Dates†:	January 30, 2023, January 31, 2023, February 1, 2023, February 2, 2023 and February 3, 2023
Maturity Date†:	February 8, 2023
Pricing Date:	February 5, 2021
Issue Date:	February 10, 2021 (3 business days after the Pricing Date)
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the Pricing Date:	Approximately $981.80 per security, or within $25.00 of that estimate. See “Additional Terms Specific To The Securities” on page 2.
CUSIP / ISIN:	61771E4S4 / US61771E4S41

†Subject to postponement for non-index business days or in the event of a market disruption event and as described under “Description of Review Notes – Review Notes Linked to a Single Index – Payment Pursuant to Our Automatic Call” or “Description of Review Notes – Review Notes Linked to a Single Index – Payment at Maturity,” as applicable, in the accompanying product supplement for review notes.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-16 of the accompanying product supplement for review notes and “Selected Risk Considerations” beginning on page 7 of these preliminary terms.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement for review notes and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus in that registration statement, the product supplement for review notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL, have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at .www.sec.gov. Alternatively, Morgan Stanley, MSFL, any agent or any dealer participating in this offering will arrange to send you the prospectus, the product supplement for review notes, the index supplement and these preliminary terms if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of these preliminary terms or the accompanying product supplement for review notes, index supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (1)(2)	Proceeds to Us (3)
Per security	$ 1,000	$15	$985
Total	$	$	$
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $15 per $1,000 Principal Amount of securities.
(2)	Please see “Supplemental Plan of Distribution; Conflicts of Interest” in these preliminary terms for information about fees and commissions.

(3) See “Use of Proceeds and Hedging” on page 12.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” below.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Morgan Stanley

February 2, 2021

Additional Terms Specific to the Securities

You should read these preliminary terms together with the prospectus dated November 16, 2020, as supplemented by the product supplement for review notes dated November 16, 2020 and the index supplement dated November 16, 2020. These preliminary terms, together with the documents listed below, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement for review notes, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at .ww.w.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product Supplement for Review Notes dated November 16, 2020:

https://www.sec.gov/Archives/edgar/data/895421/000095010320022210/dp140458_424b2-epsrnotes.htm

●	Index supplement dated November 16, 2020:

https://www.sec.gov/Archives/edgar/data/895421/000095010320022214/dp140278_424b2-isn2020.htm

●	Prospectus dated November 16, 2020:

https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

Terms used but not defined in these preliminary terms are defined in the product supplement for review notes, in the index supplement or in the prospectus.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date will be less than $1,000. We estimate that the value of each security on the Pricing Date will be approximately $981.80, or within $25.00 of that estimate. Our estimate of the value of the securities as determined on the Pricing Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Index, instruments based on the Index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the Call Premium Amount, the Buffer Amount and the Downside Factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the Index, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Hypothetical Examples of Amounts Payable upon Automatic Call or Redemption at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the securities that could be realized for a range of movements in the Index as shown below. The table below assumes a hypothetical Initial Index Level of 2,800 and a hypothetical Call Level of 2,800 (equal to 100% of the hypothetical Initial Index Level) and reflects the Buffer Amount of 15% and the Downside Factor of 1.1765. The table reflects the fixed call premium used to calculate the call price on the Review Date of 9.58%, regardless of the appreciation of the Index, which may be significant. The returns on the final Averaging Date assume that the Index Closing Level on the Review Date was not greater than or equal to the Call Level and so the securities remained outstanding until maturity.

There will be only one payment on the securities, whether automatically called or redeemed at maturity. An entry of “N/A” indicates that the securities would not be called on the Review Date and no payment would be made for such date. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

	Index Level	Total Return at	Total Return at Final Averaging Date
	Appreciation/Depreciation	Review Date
Index Level			(if not called prior to maturity)
3,920.00	40.00%	9.58%	40.00%
3,640.00	30.00%	9.58%	30.00%
3,360.00	20.00%	9.58%	20.00%
3,080.00	10.00%	9.58%	10.00%
2,800.00	0.00%	9.58%	0.00%
2,520.00	-10.00%	N/A	0.00%
2,380.00	-15.00%	N/A	0.00%
2,240.00	-20.00%	N/A	-5.8825%
1,960.00	-30.00%	N/A	-17.6475%
1,680.00	-40.00%	N/A	-29.4125%
1,400.00	-50.00%	N/A	-41.1775%
1,120.00	-60.00%	N/A	-52.9425%
840.00	-70.00%	N/A	-64.7075%
560.00	-80.00%	N/A	-76.4725%
280.00	-90.00%	N/A	-88.2375%
0.00	-100.00%	N/A	-100.00%

* This column reflects the percentage change from the Initial Index Level to the Index Closing Level for the Review Date and the percentage change from the Initial Index Level to the Ending Average Index Level for the final Averaging Date.

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Index Level of 2,800.00 to an Index Closing Level of 3,640.00 on the Review Date. Because the Index Closing Level on the Review Date of 3,640.00 is greater than or equal to the hypothetical Call Level of 2,800.00, the securities are automatically called, and the investor receives a single payment of $1,095.80 per $1,000 Principal Amount security. There will be no further payments on the securities, and investors do not participate in the appreciation of the Index.

Example 2: The level of the Index decreases from the Initial Index Level of 2,800.00 to an Index Closing Level of 2,475.00 on the Review Date, and increases to an Ending Average Index Level of 3,080.00. Because the Index Closing Level on the Review Date of 2,475.00 is less than the hypothetical Call Level of 2,800.00, the securities are not automatically called prior to maturity. However, because the Ending Average Index Level of 3,080.00 is greater than the hypothetical Initial Index Level of 2,800.00, the investor receives a payment at maturity for each $1,000 Principal Amount security, calculated as follows:

$1,000 + ($1,000 x 10%) = $1,100

Example 3: The level of the Index decreases from the Initial Index Level of 2,800.00 to an Index Closing Level of 2,600.00 on the Review Date and an Ending Average Index Level of 2,520.00 on the final Averaging Date. Because the Index Closing Level on the Review Date of 2,600.00 is less than the hypothetical Call Level of 2,800.00, the securities are not called prior to maturity. Because the Ending Average Index Level of 2,520.00 has not declined by more than 15% from the Initial Index Level, the Payment at Maturity is the Principal Amount of $1,000 per $1,000 Principal Amount security.

Example 4: The level of the Index decreases from the Initial Index Level of 2,800.00 to an Index Closing Level of 2,250.00 on the Review Date and an Ending Average Index Level of 1,960.00 on the final Averaging Date. Because the Index Closing Level on the Review Date of 2,250.00 is less than the hypothetical Call Level of 2,800.00, the securities are not called prior to maturity. Because the Ending Average Index Level of 1,960.00 has declined by more than 15% from the Initial Index Level, the investor will receive a payment that is less than the Principal Amount for each $1,000 Principal Amount security, calculated as follows:

$1,000 + [$1,000 x (-30% + 15%) × 1.1765] = $823.525

Selected Purchase Considerations

●	APPRECIATION POTENTIAL; DOWNSIDE EXPOSURE AT MATURITY – If the Index Closing Level is greater than or equal to the Call Level on the Review Date, the securities will be called and your investment will yield a payment per security of $1,095.80. If the securities are not automatically called prior to maturity, and the Ending Average Index Level is greater than the Initial Index Level, investors will receive a return reflecting the appreciation of the Index. If the securities are not automatically called prior to maturity, and the Ending Average Index Level is equal to or less than the Initial Index Level, but has not decreased by more than the Buffer Amount of 15%, investors will receive their principal at maturity. However, if the Index declines by more than 15% from the Initial Index Level to the Ending Average Index Level, investors will lose some or all of their principal. Because the securities are our senior unsecured obligations, the payment of any amount, whether upon an automatic call or at maturity, is subject to our ability to pay our obligations as they become due.
●	SECURITIES LINKED TO THE S&P 500® INDEX – The return on the securities is linked to the S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.
●	TAX TREATMENT – You should review carefully the section entitled “United States Federal Taxation” in the accompanying product supplement for review notes. Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date. Assuming this treatment of the securities is respected, your gain or loss on the securities should be treated as long-term capital gain or loss if you have held the securities for more than one year, and short-term capital gain or loss otherwise, even if you are an initial purchaser of securities at a price that is below the principal amount of the securities.

The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the securities, in which case the timing and character of any income or loss on the securities could be significantly and adversely affected. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, you would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described above.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for review notes, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

You should consult your tax adviser regarding the treatment of the securities, including possible alternative characterizations, the issues presented by the 2007 notice, the potential application of Section 871(m) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax Treatment” and the section entitled “United States Federal Taxation” in the accompanying product supplement for review notes, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the component stocks of the Index. The material risks relating to the securities are described below and are explained in more detail in the “Risk Factors” section of the accompanying product supplement for review notes dated November 16, 2020.

RISKS RELATING TO AN INVESTMENT IN THE SECURITIES

●	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The terms of the securities differ from those of ordinary debt securities in that we do not guarantee to pay you any of the Principal Amount of the securities at maturity and do not pay you interest on the securities. If the securities are not automatically called prior to maturity and the Ending Average Index Level declines by more than the Buffer Amount of 15% from the Initial Index Level, you will lose 1.1765% of the Principal Amount for each 1% decline in the Ending Average Index Level as compared to the Initial Index Level beyond the 15% Buffer Amount. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.
●	IF THE SECURITIES ARE REDEEMED PRIOR TO MATURITY, THE APPRECIATION POTENTIAL OF THE SECURITIES IS LIMITED BY THE FIXED CALL PREMIUM SPECIFIED FOR THE REVIEW DATE – If the Index closes at or above the Call Level on the Review Date, the securities will be automatically redeemed. In this scenario, the appreciation potential of the securities is limited to the fixed call premium specified for the Review Date, and no further payments will be made on the securities once they have been redeemed. In addition, if the securities are redeemed prior to maturity, you will not participate in any appreciation of the Index, which could be significant. Moreover, the fixed call premium may be less than the payment at maturity you would receive for the same level of appreciation of the Index had the securities not been automatically redeemed and instead remained outstanding until maturity.
●	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.
●	NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the S&P 500® Index would have.
●	THE SECURITIES ARE SUBJECT TO OUR CREDIT RISK, AND ANY ACTUAL OR ANTICIPATED CHANGES TO OUR CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.
●	AS A FINANCE SUBSIDIARY, MSFL HAS NO INDEPENDENT OPERATIONS AND WILL HAVE NO INDEPENDENT ASSETS – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.
●	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the Index Closing Level on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
●	the actual or expected volatility, of the Index;
●	the time to maturity of the securities;
●	the dividend rates on the common stocks underlying the Index;
●	interest and yield rates in the market generally;
●	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and
●	our creditworthiness, including actual or anticipated downgrades in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the Principal Amount if, at the time of sale, the level of the Index is below the Initial Index Level.

●	THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

●	INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING IN THE INDEX OR ITS COMPONENT STOCKS – Investing in the securities is not equivalent to investing in the Index or its component stocks. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Index.
●	THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “Many economic and market factors will impact the value of the securities” above.
●	LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.
●	POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as Calculation Agent and hedging our obligations under the securities. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

Additionally, some of our affiliates also trade financial instruments related to the Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentially affect the Initial Index Level. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Index and the securities. In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

●	HEDGING AND TRADING ACTIVITY BY OUR AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Index or its component stocks), including trading in the stocks that constitute the Index as well as in other instruments related to the Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. Some of our affiliates also trade the stocks that constitute the Index and other financial instruments related to the Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentially increase the Initial Index Level, and, therefore, could increase the value at or above which the Ending Average Index Level must be so that investors do not suffer a loss on their initial investment in the securities.
●	THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated.

RISKS RELATING TO THE INDEX

●	YOU CANNOT PREDICT THE FUTURE PERFORMANCE OF THE INDEX BASED ON ITS HISTORICAL PERFORMANCE – The value of the Index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You cannot predict the future performance of the Index based on its historical performance, and we cannot guarantee that the performance of the Index will result in the return of any of your initial investment in the securities. You can review the historical values of the Index in “Historical Information” below.

●	ADJUSTMENTS TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The Index publisher may add, delete or substitute the stocks constituting the Index or make other methodological changes that could change the value of the Index. The Index publisher may discontinue or suspend calculation or publication of the Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Index and is not precluded from considering indices that are calculated and published by the Calculation Agent or any of its affiliates. If the Calculation Agent determines that there is no appropriate successor index, the payment at maturity on the securities will be an amount based on the closing prices at maturity of the stocks composing the Index at the time of such discontinuance, without rebalancing or substitution, computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to discontinuance of the Index.

Additional Terms of the Securities

Terms used but not defined in these preliminary terms are defined in the prospectus, the product supplement for review notes or the index supplement.

Denominations

$1,000 per security and integral multiples thereof

Interest Rate

None

Underlying Index Publisher

S&P Dow Jones Indices LLC, or any successor thereof

Senior Security of Subordinated Security

Senior

Specified Currency

U.S. dollars

Trustee

The Bank of New York Mellon, a New York banking corporation

Agent

Morgan Stanley & Co. LLC (“MS & Co.”)

Payment Pursuant to an Automatic Call

If the securities are automatically called following the Review Date, the Issuer will redeem the securities and pay the amount due upon such Automatic Call on the third Business Day after the Review Date.

Issuer Notices to Registered Holders, the Trustee and the Depositary

In the event that the Maturity Date is postponed due to postponement of the final Averaging Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the actual final Averaging Date.

In the event that the securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the Review Date, give notice of the Automatic Call and the Automatic Call payment, including specifying the payment date of the amount due upon the Automatic Call (the “Automatic Call Date”), (x) to each registered holder of the securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call date, deliver the aggregate cash amount due with respect to the securities to the Trustee for delivery to the Depositary, as holder of the securities. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to each $1,000 Principal Amount of the securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the Trustee for delivery to the Depositary, as holder of the securities, on the Maturity Date.

Calculation Agent

MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate number of securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining whether a Market Disruption Event has occurred. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the Index, in futures and/or options contracts on the Index or any component stocks of the Index listed on major securities markets, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Index on the Pricing Date, and therefore could increase the value at or above which the Index must close on the Averaging Dates so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the Averaging Dates, by purchasing and selling the stocks constituting the Index, futures or options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. We cannot give any assurance that our hedging activities will not affect the value of the Index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the daily historical closing values of the Index from January 1, 2016 through January 29, 2021. The Index Closing Level of the Index on January 29, 2021 was 3,714.24. We obtained the Index Closing Levels of the Index below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on any of the Averaging Dates. We cannot give you any assurance that the performance of the Index will result in the return of any of your initial investment in the securities.

Historical Performance of the S&P 500® Index

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

Supplemental Plan of Distribution; Conflicts of Interest

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $15 per $1,000 Principal Amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the Pricing Date will be no lower than the minimum level described in “Additional Terms Specific To The Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

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